Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271748 on Form S-3 and Registration Statement Nos. 333-258383, 333-265443, and 333-271805 on Form S-8 of our report dated March 12, 2024, relating to the financial statements of Rallybio Corporation appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
March 12, 2024